Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 27, 2007, with respect to the combined financial statements and schedule of Acuity SpinCo, Inc. in this Registration Statement on Form 10 relating to the spin off of the chemical business formerly operated by the Acuity Specialty Products segment of Acuity Brands, Inc. to be reorganized as Acuity SpinCo, Inc.

\s\ Ernst & Young LLP

Atlanta, Georgia

July 27, 2007